                                                                    Exhibit (11)

                                STEPAN COMPANY
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
           For the Three and Six Months Ended June 30, 1997 and 1996
                                   Unaudited


(In Thousands, except per share amounts)             Three Months Ended     Six Months Ended
                                                           June 30               June 30
                                                     ------------------    ------------------
                                                       1997       1996       1997       1996
                                                     -------    -------    -------    -------
Computation of per Share Earnings
---------------------------------
Net income                                           $ 6,323    $ 5,173    $10,800    $10,808
Deduct dividends on preferred stock                      267        267        534        534
                                                     -------    -------    -------    -------
Income applicable to common stock                    $ 6,056    $ 4,906    $10,266    $10,274
                                                     =======    =======    =======    =======

Weighted average number of shares outstanding          9,834     10,028      9,837     10,022

Per share earnings*                                  $ 0.616    $ 0.489    $ 1.044    $ 1.025
                                                     =======    =======    =======    =======

Computation of Per Share Primary Earnings
-----------------------------------------
Income applicable to common stock                    $ 6,056    $ 4,906    $10,266    $10,274
                                                     =======    =======    =======    =======

Weighted average number of shares outstanding          9,834     10,028      9,837     10,022
Add net shares issuable from assumed exercise
  of options (under treasury stock method)               246        283        261        220
                                                     -------    -------    -------    -------

Shares applicable to primary earnings                 10,080     10,311     10,098     10,242
                                                     =======    =======    =======    =======

Per share primary earnings*                          $ 0.601    $ 0.476    $ 1.017    $ 1.003
                                                     =======    =======    =======    =======

Dilutive effect                                         2.4%       2.7%       2.6%       2.1%

Computation of Per Share Fully Diluted Earnings
-----------------------------------------------
Net income                                           $ 6,323    $ 5,173    $10,800    $10,808
                                                     =======    =======    =======    =======

Weighted average number of shares outstanding          9,834     10,028      9,837     10,022
Add net shares issuable from assumed exercise
  of options (under treasury stock method)               387        283        332        232
Add weighted average shares issuable from assumed
  conversion of convertible preferred stock              887        887        887        887
                                                     -------    -------    -------    -------

Shares applicable to fully diluted earnings           11,108     11,198     11,056     11,141
                                                     =======    =======    =======    =======

Per share fully diluted earnings*                    $ 0.569    $ 0.462    $ 0.977    $ 0.970
                                                     =======    =======    =======    =======

Dilutive effect                                         7.6%       5.5%       6.4%       5.4%


-----------
* Rounded

This calculation is submitted in accordance with Regulation S-K, item
601(b)(11).